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                                  EXHIBIT 99(A)

                    Union Planters Corporation Press Release
             dated October 15, 1998, announcing operating results for
               the three and nine months ended September 30, 1998


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                        [LOGO] UNION PLANTERS CORPORATION
                                  NEWS RELEASE


October 15, 1998


    UNION PLANTERS ANNOUNCES $13 BILLION INCREASE IN ASSETS AND REPORTS THIRD
                        QUARTER AND YEAR-TO-DATE RESULTS

         Memphis, Tennessee - Union Planters Corporation (the Corporation) announced today the completion of twelve acquisitions in the third quarter, increasing total assets by approximately $13 billion to $30.5 billion, making it one of the largest bank holding companies in the United States. The acquisitions completed and accounted for as poolings of interests were Magna Group, Inc., a bank holding company headquartered in St. Louis, Missouri with total assets of approximately $7.7 billion; Peoples First Corporation, a bank holding company headquartered in Paducah, Kentucky with total assets of approximately $1.4 billion; AMBANC Corporation, a bank holding company headquartered in Vincennes, Indiana with total assets of approximately $740 million; and Merchants Bancshares, Inc., a bank holding company in Houston, Texas with total assets of approximately $560 million. In addition, the Corporation completed seven other smaller acquisitions with total assets of approximately $1.2 billion and purchased 24 branch locations with approximately $1.5 billion of deposits in South Florida.

         Earnings for the third quarter of 1998 were significantly impacted by previously disclosed merger-related charges attributable to the aforementioned acquisitions. Net earnings for the quarter were $17.5 million compared to $98.3 million for the same period in 1997. Diluted earnings per common share for the third quarter were $.13 compared to $.76 per share for the same period a year ago.

         Net earnings for the nine months ended September 30, 1998 were $188.1 million, or $1.41 per diluted common share. This compares to $278.7 million, or $2.18 per diluted common share for the same period in 1997.


       Corporate Headquarters: Union Planters Corporation, P.O. Box 387,
                               Memphis, TN 38147
      Telephone (901) 580-6811 Fax (901) 580-2396 NYSE Trading Symbol: UPC

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         Benjamin W. Rawlins, Jr., Chairman and Chief Executive Officer, said,
"This was a milestone quarter for us with total assets exceeding $30 billion for the first time. We are very excited about our new markets in Illinois, Indiana, Texas, and Iowa and our increased presence in Missouri, Florida, and Kentucky. The full integration of these new acquisitions continues to be our primary focus."

         Net interest income for the quarter was $288.6 million compared to $281.0 million in 1997. Average earning assets increased $1.7 billion in the third quarter of 1998 compared to the same period last year and the net interest margin was 4.32%, compared to 4.47% in 1997. Average loans, excluding FHA/VA government-insured/guaranteed loans, for the quarter were $18.9 billion, an increase of 6.8%.

         The provision for losses on loans for the quarter was $47.2 million compared to $38.8 million for the third quarter of 1997. Net charge-offs for the quarter were $31.3 million compared to $24.1 million for the third quarter in 1997. At September 30, 1998, the allowance for losses on loans was $352.6 million, or 1.87% of loans and 236% of nonperforming loans. Nonperforming assets at quarter end were $176.8 million, or .93% of loans and foreclosed properties. This compares to $177.8 million, or 1.01% of loans and foreclosed properties at September 30, 1997.

         Noninterest income for the third quarter of 1998 was $122.5 million compared to $129.5 million a year ago. The 1997 third quarter included some gains on branch sales and mortgage loan sales that were not repeated. Excluding the impact of these gains, noninterest income would have increased approximately $11.4 million with increases in service charges on deposit accounts, mortgage banking revenues, factoring fees, and brokerage fees accounting for most of the increase.

         Noninterest expenses for the quarter were $329.4 million compared to $222.3 million for the third quarter of 1997. The increase relates primarily to previously disclosed merger-related charges totaling $78 million, which include



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charges related to employment-related contractual obligations, duplicate facilities and operations, and transaction-related fees. Additionally, noninterest expenses included approximately $13 million of asset write-downs related to continued consolidation of operations and prepayment penalties related to restructuring certain of the acquired companies' borrowings. Noninterest expenses also increased due to several smaller acquisitions in late 1997 and during the first nine months of 1998.

         Union Planters Corporation ended the quarter with total assets of $30.5 billion, total loans of $19.7 billion, and total deposits of $23.3 billion. Shareholders' equity at September 30, 1998 was $2.9 billion and the shareholders' equity to total assets and leverage ratios were 9.61% and 9.29%, respectively.

         Union Planters Corporation, headquartered in Memphis, Tennessee, is a multi-state bank holding company with 1,001 ATMs and 801 banking offices in Tennessee, Mississippi, Florida, Missouri, Indiana, Texas, Arkansas, Louisiana, Alabama, Kentucky, Illinois, and Iowa. Union Planters is one of the 30 largest bank holding companies in the United States and is included in the S & P 500 Index. The Corporation's Common Stock is traded on the New York Stock Exchange under the symbol UPC.





                                      -oOo-

FOR ADDITIONAL INFORMATION:

FINANCIAL CONTACT
JACK W. PARKER
EXECUTIVE VICE PRESIDENT AND
CHIEF FINANCIAL OFFICER
(901) 580-6781

MEDIA CONTACT
BILL ANDREWS
SENIOR VICE PRESIDENT
(901) 580-2892

                     [TWO PAGE FINANCIAL ATTACHMENT FOLLOWS]

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                           UNION PLANTERS CORPORATION
                        FINANCIAL HIGHLIGHTS (UNAUDITED)
                  (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                  THREE MONTHS ENDED             NINE MONTHS ENDED
                                                     SEPTEMBER 30,                 SEPTEMBER 30,
                                                   1998          1997          1998           1997
-----------------------------------------------------------------------------------------------------
INCOME STATEMENT AMOUNTS
   Net interest income
     Actual                                      $288,644      $280,961      $ 858,506       $835,730
     Taxable-equivalent basis                     296,326       288,131        881,493        856,861
   Provision for losses on loans                   47,151        38,791        122,436        104,440
   Noninterest income
     Investment securities gains (losses)           1,561         3,508        (15,111)         4,500
     Other                                        120,956       125,952        375,596        333,146
   Noninterest expense                            329,423       222,281        795,169        645,979
   Earnings before income taxes                    34,587       149,349        301,386        422,957
   Applicable income taxes                         17,130        51,080        113,321        144,291
   NET EARNINGS                                    17,457        98,269        188,065        278,666

   NET EARNINGS APPLICABLE TO COMMON SHARES        16,955        97,144        186,461        274,832
-----------------------------------------------------------------------------------------------------

PER COMMON SHARE DATA
   Net earnings
             - basic                             $    .13      $    .79      $    1.44       $   2.25
             - diluted                                .13           .76           1.41           2.18
   Cash dividends                                     .50           .40           1.50          1.095
   Book value                                                                    21.43          21.13
-----------------------------------------------------------------------------------------------------

BALANCES AT END OF PERIOD
   Loans, excluding FHA/VA government-insured/guaranteed loans             $18,890,470    $17,551,084
   Allowance for losses on loans                                               352,643        291,084
   Nonperforming assets
      Nonaccrual loans                                                         143,209        130,634
      Restructured loans                                                         6,414         15,520
      Foreclosed properties                                                     27,199         31,618
   Loans 90 days past due                                                       54,588         43,447
   FHA/VA government-insured/guaranteed loans                                  762,998      1,385,442
      Nonaccrual                                                                 9,309             --
      90 days past due                                                         348,954        513,951
   Available for sale investment securities
       Amortized cost                                                        7,733,707      5,649,521
       Fair value                                                            7,867,587      5,709,842
       Unrealized gain, net of taxes                                            82,405         37,070
   Total assets                                                             30,525,482     27,939,458
   Total deposits                                                           23,288,899     20,800,890
   Total shareholders' equity                                                2,932,567      2,680,841
   Total common equity                                                       2,908,066      2,623,601
   Tier 1 capital                                                            2,702,167      2,668,555
-----------------------------------------------------------------------------------------------------

                           UNION PLANTERS CORPORATION
                        FINANCIAL HIGHLIGHTS (UNAUDITED)
                  (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                              THREE MONTHS ENDED                NINE MONTHS ENDED
                                                                SEPTEMBER 30,                     SEPTEMBER 30,
                                                          1998              1997              1998              1997
-----------------------------------------------------------------------------------------------------------------------
AVERAGE BALANCES
   Loans, excluding FHA/VA government-
      insured/guaranteed loans                        $18,932,683       $17,725,560       $18,517,194       $17,291,108
   FHA/VA government-insured/
      guaranteed loans                                    787,352         1,453,256         1,025,467         1,531,908
   Investment securities                                7,055,200         5,829,275         6,434,105         5,800,731
   Earning assets                                      27,226,455        25,557,947        26,478,348        25,167,896
   Total assets                                        29,460,876        27,791,581        28,724,000        27,240,642
   Total deposits                                      22,289,215        20,920,702        21,741,272        20,595,933
   Interest-bearing liabilities                        22,577,514        21,235,693        22,026,930        21,013,066
   Demand deposits                                      3,358,582         3,197,788         3,289,654         3,107,502
   Shareholders' equity                                 2,824,933         2,533,972         2,734,717         2,396,275
   Common equity                                        2,798,368         2,474,073         2,700,337         2,326,905

-----------------------------------------------------------------------------------------------------------------------
OTHER SUPPLEMENTAL INFORMATION
   Return on average assets                                   .24%             1.40%              .88%             1.37%
   Return on average common equity                           2.40             15.58              9.23             15.79
   Allowance for losses on loans to loans (1)                                                    1.87              1.66
   Nonperforming loans to loans (1)                                                               .79               .83
   Nonperforming assets to loans and
       foreclosed properties (1)                                                                  .93              1.01
   Net charge-offs of loans                           $    31,299       $    24,142       $   103,902       $    84,140
   Net charge-offs as a percentage of
      average loans (1)                                       .66%              .54%              .75%              .65%
   Common shares outstanding (end of
      period, in thousands)                                                                   135,688           124,183
   Weighted average shares outstanding
      (in thousands)
         Basic                                            133,899           123,748           129,561           122,068
         Diluted                                          135,261           130,069           133,784           127,924
   Yield on earning assets (taxable-equivalent
      basis)                                                 8.21%             8.43%             8.39%             8.50%
   Rate on interest-bearing liabilities                      4.70              4.76              4.74              4.73
   Interest rate spread (taxable-equivalent
       basis)                                                3.51              3.67              3.65              3.77
   Net interest income as a percentage of
      average earning assets (taxable-equivalent
      basis)                                                 4.32              4.47              4.45              4.55
   Shareholders' equity to total assets                                                          9.61              9.60
   Leverage ratio                                                                                9.29              9.67

(1) Excludes FHA/VA government-insured/guaranteed loans
-----------------------------------------------------------------------------------------------------------------------